Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Douglas P. Baker, Chief Financial Officer

William J. Febbo, Chief Executive Officer and Director

C O N F E R E N C E C A L L P A R T I C I P A N T S

Justin Cook, Private Investor

Jim Kennedy, Marathon Capital Management

Joey Delahoussaye, Private Investor

Jon Merriman, B.Riley & Co.

Ron Chez, Private Investor

Graham Jervis, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon and thank you for joining us today to discuss OptimizeRX's Third Quarter ended September 30, 2016. With us today are the Company's Chief Executive Officer, William Febbo; and its Chief Financial Officer, Doug Baker. Following their remarks, we will open the call to your questions. Before we begin, I would like to provide the Company's Safe Harbor statement.

Statements made by Management during today's call may contain forward-looking statements within the definition of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Act of 1934 as amended. These forward-looking statements should not be used to make an investment decision. The words estimate, possible, and seeking and similar expressions identifying forward-looking statements and they speak only to the date the statement was made.

The Company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.

Future events and actual results could differ materially from those set forth in and contemplated by or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject and could affect our business and financial results are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. This form is available on the Company's website and on the SEC website at sec.gov.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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I would like to remind everyone that today's call is being recorded and it will be available for replay through November 28, starting later this evening. Please see today's press release for replay instructions.

Now with that, I would like to turn the call over to the Chief Financial Officer of OptimizeRX, Mr. Doug Baker. Sir, please proceed.

Douglas P. Baker:

Thank you, Julian (phon). I would like to thank everyone for joining us on today's call to discuss our results for the third quarter of 2016. Following my financial review Will is going to comment on the large market opportunity and our key accomplishments thus far in 2016.

Now turning to our financial results for the quarter, our net revenue in the third quarter of 2016 decreased to 11% to $1.0 million as compared to the same year ago quarter. The decrease in net revenue was partially due to some brand programs were put on hold while return on investment studies are being performed by customers while at the same new brands launched during the quarter generated lower volumes.

Our number of brands in Q3 increased slightly over the year ago quarter and remained relatively constant from Q2 to Q3. It's not always a direct correlation between number of brands and revenues as revenues depend on the type of brand. Many of the brands launched in the third quarter were especially brands that generate a lower volume of transactions. We expect some of the brands that were pods to resume an anticipate that the ROI studies will confirm that OptimizeRx platform substantially increases total prescriptions for its promoted brands. In fact, we recently announced results of independent research studies demonstrating we delivered pharmaceutical brand a return on investment ranging from 300% to 1200%.

For the first nine months of 2016, our net revenues increased 5% to a record $5.5 million versus the same year ago period. Our gross margin was $1.1 million or 59% of net revenue in the third quarter of 2016, an improvement compared to the $1 million and 48% of net revenue in the third quarter of 2015.

For the first nine months of 2016, our gross margin was $2.9 million or 53.5% of net revenue. This is an improvement versus the $2.5 million or 48.4% in the same year ago quarter. This gross margin improvement in both periods was due to a favorable product mix shift to higher margin brand support such as drug file integration and messaging. As we continue to diversify our business to be less relying on eCoupon transactions, our margin has improved.

Our operating expenses in the third quarter of 2016 increased 50% to $1.3 million as compared to the same year ago quarter. This increase was primarily due to an increase in expenses related to growth initiatives including investments in our executive sales team and related marketing and travel. Since the third quarter of 2015, we've made several key hires including a Vice President of Client Services, a Senior Vice President of Business Development, a Senior Vice President of Product and Strategy and Additional Vice President of Sales, a Director of Sales, a Vice President of Channel Development and of course Will our new CEO. None of these costs existed in the 2015 quarter so all of these represent an increase in the current quarter.

For the first nine months of 2016 operating expenses increased 53% to 4.1 million. This increase was primarily due to increased human resource cost and professional fees related to growth initiatives which I mentioned a moment ago. Even though costs are up through September 30, we anticipated this and our operating costs remain below our budget operating cost. Three main areas of cost increase our human resource cost which accounted for $700,000 of the increase. Legal, attributable for $100,000 of the increase, and marketing and promotion primarily related to our rebranding effort which amounted to $200,000 of the increase.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Our net loss was $243,000 or $0.01 per share as compared to net income of $88,000 or $0.00 per share in the same year ago quarter. For the first nine months of 2016 net loss totaled $1.2 million or $0.04 a share as compared to a loss of $180,000 or $0.01 per share in the same year ago period.

Turning to our balance sheet, cash and cash equivalents remain unchanged from June 30 to September 30 at approximately $7.6 million. We used $50,000 of cash in operations during the nine-month period however, that included $350,000 of cash used to redeem shares to our previous CEO, without that transaction we would have generated positive cash flow from operations $300,000 for the first nine months.

We have consistently generated positive cash flow from operations over the past year. We manage our cash closely and time our vendor payments to coincide with our cash impulse. Our largest use of cash is for our revenue share payments to our partners. Contractually, the majority of these payments are tied to payment by our customers, in addition we try to obtain customer prepayments whenever possible.

With our cash on hand and our positive cash flow from operations we do not anticipate a need to raise additional equity for operating purpose. However, we may consider strategic investments that would allow us to accelerate the growth of our business. We continue to operate debt free. Our (inaudible) cash balance will also allow us to make investments to accelerate revenue, this is our recent purchase of all scripts log our ex-inventory which we will be going to be discussing in more detail later.

Now with that I'd like to turn the call over to Will.

William J. Febbo:

Thanks, Doug and thanks everyone for joining us today. Since joining OptimizeRx eight and a half months ago now we've discussed in previous calls many items. The team has been focused mainly on securing the foundation for a scalable business. While our core product revenue is down slightly due to the need to run, a few returns on investments that Doug mentioned, I see our foundation coming together as a digital content delivery platform, supporting the pharmaceutical industry's shift from legacy paper prescriptions sales representatives and sampling to a digitally enabled relationship between patient and medical provider to improve outcomes. To this end we've accomplished several key milestones thus far this year.

Prior to speaking directly to what we've accomplished I want to spend some time on the market opportunity and why we believe and you should as well that it's compelling for all stakeholders. The shift to digital spend within the health marketplace has multiple channels from traditional media outlets to consumer oriented sites like WebMD, to pharmacies, to the newest entrant, Electronic Health Records or EHR companies.

We believe our pharmaceutical clients and their agencies will start to shift the spend to the EHR channel for several factors. First the EHR has now become the number one tool for doctors spending their time with over 3.3 hours a day. Secondly, Life Sciences companies are increasingly shut out of direct access to a HCPs, yet HCPs want just in time content, patient support, and rep availability on their own schedule. With 47% of HCPs are not accessible according to Manhattan Research reaching them is getting tougher and tougher. Third, accelerating shift of the life science market to expensive specialty medications significantly increases the need for patient assistance both financial and educational. Fourth, the EHR capture is typically the first digital stop on the patient journey and opt-in to Life Sciences Company relationships is a key opportunity. It's very hard to reach the patient. Fifth, SureScripts (phon) forecast for more than 2 billion electronic prescriptions through EHR for this year. And finally, the EHR market is incredibly fragmented with over 400 EHRs below the Top 10 and our clients do not want to deal with more service providers and sales teams that only address a piece of the market or rather independent advisors who compiled together compelling strategies for the entire channel.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Our aggregation of EHR partners and the automation of access to HCPs for branded drugs represents a total projected addressable market between $400 million and $500 million based on market data from both Access Monitor and Manhattan Research.

This number includes the co-pay programs and media spend currently being distributed through the EHR channel. While still a small percentage of the overall market spend by pharma, we anticipate this shift to continue. By connecting the fragmented EHR environment with pharmaceutical clients we deliver the streamlined information to physicians and measurably improve the patient experience as they continue to push for more transparency, understandable data, and interoperability of their medical information.

Given the nature of the point of care access through hundreds of EHR's the industry is looking for a leader which is not an individual EHR or a e-prescription platform or a co-pay advisory firm, but rather an independent partner able to advise across the entire landscape of opportunities. In the EHR market there are multiple single solution companies calling on the same client. The EHR market has a need for a consolidated service offering and the leading aggregator will win the prize and we feel we are well positioned for that.

Moving on to some accomplishments in Q3, we rebranded our Company from one product to multiple services in and around point of care. As seen in recent release, we rolled out a new marketing materials website, corporate presentation and video to better prevent our ability to provide only to provide more than just financial messaging, but include brand messaging and brand support services. We believe these tools will allow more upselling opportunities to our existing clients and future clients. Our core offering of financial messaging while not showing much growth in 2016 has the potential to grow given our success at showing the return on investment on the spend to our client as Doug stated earlier. And let me spend a minute on this.

The ROI studies are designed to measure the impact of physicians prescribing changes when a co-pay or free trial was deemed available for a brand name medication, that was being considered for e-prescriptions. The studies are conducted by third parties like Cognizant and Ogilvy Analytics (phon) and they were done over the last 12 months on behalf of top global pharmaceutical companies our clients, who utilize OptimizeRx to deliver their available co-pay and free trial vouchers with any prescription. The results along with other independent reviews confirm that our solution substantially grows total prescriptions for its promoted brands by delivering meaningful support right at point of care within its network of healthcare providers.

In fact, OptimizeRx delivered a return on investment as Doug stated from 300% to 1200%. These results are well above the traditional effects of alternative promotional web advertising results and highlight the unique value we bring to our clients. They take time and thus the drop in revenue. We anticipate those results will resume revenue on those brands and we've also put on a very strong effort as you've seen through press releases and social media to bring that message directly to our clients.

Turning to brand messaging, we added messaging services to our each EHR to provide branded awareness, banners, reminder ad, clinical messages, and unbranded messages. This is driven by a sophisticated business rule and criteria including everything from specialty to diagnostic codes to patient criteria such as age and gender.

Very relevant to this service is our recently expanded partnership with ALLscripts to increase and diversify our revenue base. In particular, we acquired all of LoggerX inventory or messaging within the EHR for the remainder of this year and all of next year which has the effect of making us their exclusive LoggerX partner allowing us to sell the ALLscripts inventory solution at point of care to our client base.

We are still finishing 2016 and we do not give guidance but I expect this revenue to grow much faster than financial messaging we did in previous years through 2017.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Additionally, we expect ever own proprietary messaging platform embedded within as least two partners for Q1 of 2017. It's taken a quarter longer than expected, but the ability to manage the distribution of media spend within select EHR partners will give us not only a more compelling value proposition for our clients and media agencies but it will improve our gross margin considerably.

Turning briefly to brand support, on the day of product launches it's critical for the new product to be available in the HCPs e-prescribing and EHR systems. However, given that many EHRs are not cloud based the process of loading the latest list of products into an EHR can sometimes take weeks or even months. In these cases, physicians are not able to find the product in the EHR and therefore unable to e-prescribe it. These new brand support services include new product launch, drug file integration, sales training and support, and EHR strategy and planning. We will touch base after closing out 2016 more on this and I'll speak to the progress we're making, but I feel it's a critical piece to maintaining a trusted relationship with our clients and given the potential price point and a number of brands coming to market over the next few years this could be meaningful to our revenue growth.

A quick update on our channel, it is safe to say we are the largest aggregator in the market with direct and indirect connections to the majority of the HCPs in the United States. I want to highlight two elements in this area, what does access mean and how do we maintain our leadership position. As I've learned over the last few months, there are varying degrees of access to HCPs depending upon our partner. While the HCP is required to use an EHR by law to maintain their patient records, there are many of them with older technology that does not have the capability to receive our financial or branded messaging services. Each partner is working on improving that and we're working closely with them to get the appropriate technology updates so we can reach more HCPs and generate more revenue for our existing partner.

We need to maintain the leadership in helping our partners as mentioned with technology and incentive, but we also need to expand our reach. I wanted to update everyone that we're on track to roll out touch works in Q1 2017. This is a significant increase in reach to 45,000 HCPs over the year of 2017 and we have an exclusive relationship around financial messaging. As I mentioned earlier the EHR fragmentation is high and the consolidation of marketing services within this channel is ready for a leader and we're exploring multiple options for growth.

Quick update on WPP, we plan to continue to grow clinical messaging by leveraging our exposure through media companies owned by WPP, one of the world's largest media companies and in the marketplace. WPP completed the acquisition of CMI one of the leading healthcare media agencies and we are actively setting up the appropriate relationship to drive business to this EHR channel. We anticipate a significant impact in 2017 related to this relationship. We also recently placed a full-time account executive within Ogilvy another partner through WPP and we’re seeing early results of improved communications. It's that kind of leadership that I think expands the channel and also brings credibility to OptimizeRx in front of their clients. Our pipeline of brands has 15 new eCoupon and 15 clinical messaging brands from our relationship with WPP reflecting three new brands added in Q3 as well.

Although brands in this pipeline did not launch last quarter due to additional work needed between the agency and the client, it's important to understand that the brands are signed and remain confident that they will launch in the next few months. The addition of these brands will equate to significant monthly revenue.

Quick update on pharma and our clients, during the quarter we continue to invest in our sales team as demonstrated by placing the account manager within one of the WPP companies. We also hired a full-time sales representative in Q3. While we are late to build the sales team, we are actively hiring in this area and feel our service suite and channel access makes for an attractive opportunity best development team. In looking to the future, I see enough potential where we can acquire more channel partners, more pharmaceutical clients, and brands coupled with our stated product expansion to work towards a $27 million business with a generating an EBITDA of around $6 million obviously, that is not guidance but I can see the market handling that type of business and I can see it over the next few years.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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In conclusion, looking at the current quarter we expect a resumption of topline growth both sequential and year-over-year. This growth is expected to be driven by recommencing brands on hold for our ROI studies, signing new brands as well as continued expansion of financial messaging, brand messaging, brand support, and strategic partnerships. We have the capital to continue to expand our sales and marketing efforts as well as launch new products and services to drive revenue growth.

So, just wrapping up we have got a large market opportunity with pharmaceutical companies needing new marketing channels, it's a fragmented channel with partners looking for revenue and people to enable revenue for them and as the shift in spend happens within pharma, we're in a good position to capture those budgets and return it to a great growth story.

Now with that I'd like to open the call to your questions. Operator, do you want to…?

Operator:

Thank you. If you would like to ask a question please signal by pressing star, one on your telephone keypad. If you’re using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, please press star, one to ask a question.

And we will take our first question from Justin Cook, Private Investor.

Justin Cook:

Hi, I was curious if you could give a little more color around the impact to net revenue of the pause due to the ROI investment? For the ROI studies?

Douglas P. Baker:

We can't obviously give names around companies because they're protected through confidentiality, but we had—there were about six brands that were pulled to do those studies, and I would say it's approximately $200,000 to $300,000 in revenue.

Justin Cook:

Okay. Thank you.

Douglas P. Baker:

Sure.

Operator:

We will take our next question from Jim Kennedy with Marathon Capital Management.

Jim Kennedy:

Hi, Will.

William J. Febbo:

Hey, Jim.

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Jim Kennedy:

Quick question for you. Congratulations on your product breath if you will and going to market with new services, but one of the things that I'm wondering is as you make your way through the pharma’s and through these clients are you spreading yourself a little thin, or are you at one point of contact with each pharma. I mean to introduce three or four new revenue opportunities; can you walk me through a little bit about how you do that at that customer level?

William J. Febbo:

Absolutely. I think it's a great question. So, the truth is we were selling all these services when I showed up, right? They are just the majority of our revenue was financial messaging. They are all the same buyer. So, we certainly have an efficiency there, it's not having to set a new group of clients that we're selling to and frankly my concern with staying as with one product is just being one product Company, if pharma starts to perceive you that way and pharma is shifting towards working with larger agencies that can handle multiple needs that they have and given that the EHR space is still relatively young it's time to capture mind share and the pharm is not listening to our earnings call and trying to pick out what percentage of what product is our revenue, but they now see very clearly that we can help them not just with their financial assistance within the her, but their media spend within the EHR and then some very tactical issues that they have as they learn how to work in and around the EHR.

So, I don’t think we’re over extending ourselves. I think we’re actually protecting ourselves because if we did stay as I said with one product I think we would start to not be invited to the table as much, whereas now we're seeing it on multiple levels Jim. I've seen us being taken more seriously by potential channel partners, by potential strategic partners with other products and services and I've certainly seen an uptick in our pipeline around new manufacturers wanting us to come in and educate them and then the agencies obviously the more you can bring to them at one point the more efficient that process is to getting the education up but it's a fair question. If I was starting to sell a new service completely I would be nervous, but these things we were doing previously, we really just package them I think in a better way, align the incentive with the sales team and now we have twice the sales people as well. So, I think you rolled that up with better marketing and we should start to see some nice results on it.

Jim Kennedy:

Okay. So, I was going to say they kind of answers my second question and that is if you were indeed offering them before, why the lack of success or lack of uptake? So, in other words you more or less rebranded, reposition you're going deeper in the pharms with more people to get better results. Is that pretty much encapsulate it?

William J. Febbo:

That's right. As a matter of fact, our capabilities deck even is less pages even though we have more product. So, I think we've really streamlined the value proposition to our clients and what's really exciting to me and this is sort of—this is the holy grail of pharmaceutical companies is moving to enterprise pricing where you offer multiple services that are interconnected and come up with annual budgets and targets and I can say we have a couple of those discussions going under way because we didn't have just one product. So, it really gives the salespeople more content to generate more interest.

Jim Kennedy:

Do you anticipate being able to announce maybe not the name of the customer but the specific service going forward and if so how do we gauge success if you will?

William J. Febbo:

Sorry I'm not sure I follow.

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Jim Kennedy:

So, in other words are you going to be able to—now you're offering—let's call it a suite of products and let's suppose that I want A and B from your suite of A through E, are you going to be able to announce those as more or less standalone services and products in a release, or is it just going to be we're pleased to announce a contract with a pharma?

William J. Febbo:

Yes. Unfortunately, in pharma land you really can't announce revenue, what we can do over the time is give updates of brands per service. We will be working on our also our Qs and Ks to make sure it's reflected appropriately so it is transparent and I think you'll see a good increase. I think we will bring eCoupon back because now we've got the solid ROI data that it's really having an impact not only with our existing clients but with those that we're considering the channel and then on messaging we will see—you'll see that will become more relevant and actually help revenue when you have a soft month, the other media spend tends to be pretty consistent. So, we won't announce closing deals with pharma, we can't, in fact I would love to but we will…

Jim Kennedy:

Do you think you will far along at the end of the year? Will you be able to talk about the fourth quarter in terms of service per brand or brands per service or are we too early in the game to be breaking those out that way?

William J. Febbo:

No, no I think—I'd like to get there, Jim. It's actually helpful it's how I am managing the business as well. So, I would say when we report for Q4 we will be a lot closer to that I'd like to get into specifics. I just can't talk names that’s all.

Jim Kennedy:

I understand. Okay, thank you very much.

William J. Febbo:

Thank you.

Operator:

As a reminder, it is star, one if you would like to ask a question.

We will take our next question from Joey Delahoussaye, a Private Investor.

Joey Delahoussaye:

Thanks for taking my call. I’ve been involved with the Company as a shareholder for probably four, five years now and I got involved because I like the potential of the eCoupon business, but I'm always quite astonished just how much potential to go unfulfilled with the eCoupon strategy and the revenue growth from that product offering. It seemed like this isn't the first time a quarter has been—you know a little slow due to some ROI investment, seems like two or three quarters ago maybe a Urology Group is doing it or something.

How many of these ROI studies are necessary before pharma really grasps the importance of eCouponing and then I guess I'm always still stunned given the potential of eCouponing and yet we’re the market leader and our revenues can't even top $2 million in a quarter on a consistent basis from eCouponing. Any comments in any event?

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William J. Febbo:

Absolutely. I'm living them all. I understand the frustration and I appreciate you just staying in with us. There's a couple things I think that deal with that, one is while you've been in for a couple years I think the initial revenue growth was that very early believer where we had multiple brands. They were just sort of throwing money at it to try it and this channel is not for every brand and so what you've seen in the last probably 12 months is this push for ROI because they want to make sure they're allocating the right spend for the right brand and I think we're also as a Company getting better at recommending which brands are best. So, that's one thing that's working itself through which has stunted growth.

The second is channel, you know—there are 700 plus branded drugs, pharmaceutical companies allocated up to $3 billion to spend on co-pay programs, right. So, you just do that math and you look at the doctors we can reach and you think well why isn't this a $20 million business, right? The reality is a lot of the therapeutic areas that dominate those brands we're just getting into and a lot of our channel partners actually while they may say they have 100,000, I talked about a little of this access, right, what does access mean? There's a good percentage of them that don't see our content right.

So, we're working very hard at cleaning up the base of our existing channels, helping them get technology updates so that our eCoupon can be seen and then we're also looking for those relationships on more channels so that we have a better distribution network. I appreciate and understand your frustration, I ask you to hang in there because I think it's a relatively immature market. There's a lot of money being spent as we know by pharma in this spin around the space and I think the agencies are finally getting up the curve on education such that they're recommending it as a go to channel.

So, not a completely direct answer but that’s the truth from me to you and we're working hard to increasing the channel making sure that education is done so we can actually make this a good growth story.

Joey Delahoussaye:

But, it's between more brands coming online, more penetration with your doctored network more of a vet—I just can't fathom how this isn't a 30% minimum year-over-year revenue growth story just from the eCouponing initiative alone quarter-after-quarter there's too many tailwinds and yet here we are just because 6 products out of 73 or something go offline for an ROI study, we showed negative year-over-year growth in eCouponing and by the way have you really and this kind of maybe ties into a question from the previous caller, of the $1.8 million in revenue in this quarter could you disclose how much of it was from eCouponing versus other say non-eCouponing new growth initiatives you guys are trying to get out there?

William J. Febbo:

Doug, can you answer that question?

Douglas P. Baker:

I don’t have that exact breakdown handy. We can look it up and get back to you.

Joey Delahoussaye:

Is it safe to say that the new growth initiative of non-eCouponing is probably less than $300,000 of revenue?

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William J. Febbo:

No, it's the two new efforts would be more than $300,000. We actually saw growth in those and we saw dip in the eCoupon and I think this is while the numbers on the surface make a lot of sense that there should be just rapid, rapid growth. Pharma doesn't work that way; they don't go all in fast. So, that's one of the big frustrations to just selling to pharmaceutical companies is it's not a upload, click, pay, model and I think what we're doing I think with our current team is we went from effectively one, 1.5 type sales people handling a very book a big book of business. I mean $7 million book for 1.5 people selling all time is huge for pharma.

Usually it's a $3 million to $5 million book, we now have four people that are—we have hired them in the last six months so we’re in the early stages of them getting to their production. So, I think you're going to—I would say stay in for '17 growth on the eCoupon and then I think when you layer on these other products to the same buyers which they're actually more comfortable with the spend because it's a media spend which requires less return on investment assessment. I think we're going to get back there but it's—so I think it's a combination of relatively small sales force relatively immature market, but they're there and we're working hard on them every day.

Joey Delahoussaye:

Okay. It just seems like that there is a lot of—you mentioned that $3 million in pharma advertising budget or something along those lines, it seems like a $1.5 million a quarter from numerous pharmaceutical Companies, that should be like between the couch cushion money, I mean it should be given from an early ROI study and the EHR networks it's mind boggling that here we are still talking about $2 million revenue per quarter Company at best and you mentioned you can see a path $27 million in revenue. I can't see a path of $15 million in revenue at this point at the rate we’re going. I mean we have these growth initiatives but yet we layered on SG&A and that kind of…

William J. Febbo:

Yes, I understand your frustration, you’ve been watching it for a while and we have overpromised and under-delivered, but we’re working hard to turn that trend into the opposite direction, I appreciate your continued support hopefully.

Joey Delahoussaye:

All right. Good luck, guys. Thank you for the call.

William J. Febbo:

Thank you.

Operator:

Our next question comes from Jon Merriman with B. Riley.

Jon Merriman:

Hey, Will. Question I don’t think we touched on the call what's the competitive landscape look like? I mean I know you haven't been there very long but is that shaping up. Do you see anybody out there that presents the threat? I mean it's a big marketplace and doesn’t seem like anybody has really penetrated it yet.

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William J. Febbo:

Hey, John. Good to hear your voice. There are competitors and it's interesting, in the discussion in the earnings call I said that pharma has a lot of signal service offerings which means there are EHRs like Practice Fusion, Epocrates part of Athena that call directly on pharma and sell similar products and services, but keep in mind they are selling access to just their community, right? They are not an aggregator they don’t sell to the broader EHR community.

So, we are—we compete with them just for pharma mindshare and then there is another aggregator called PDR which is now part of a Company called Connective RX they are a partner and a competitor, but they have a pretty nice network and then I'd say that the third one well their partner opportunities are the agencies really trying to advise on the total spend and then they bring us in and sometimes that can slow the sales cycle but we view those guys as partners more than competitors so you're right it's early days it's one or two and that's really why we needed to rebrand as well those companies have showing more breadth and more access actually makes us stand apart and certainly being independent is key.

Jon Merriman:

Got it. Thank you. Thanks, Will.

William J. Febbo:

Thanks, Jon.

Operator:

We will take our next question from Ron Chez, Private Investor.

Ron Chez:

Good afternoon.

William J. Febbo:

Hello Ron, how are you?

Ron Chez:

I share the same sentiment as the caller before Jon Merriman, in that it feels all the time like this ought to be significantly bigger, you’ve made the hires, you’ve effectively demonstrated ROI data so have you exhausted your excuses or the companies excuses for not growing now?

William J. Febbo:

I think we have, it on our shoulders. I anticipate getting back to growth numbers and hopefully under promising and over delivering in future quarters, but I think we've done some good clean up over the next—over the last six months and you are never done with businesses this size as you know Ron, but I'm very optimistic about impressing the client with that recent data and that's very fresh. I mean we just generated a lot of that data in October, right. So, we're marketing it like crazy.

We also just relaunched the look and feel and train the sales team and we're still building the sales team. So, those are our excuses now we need to deliver. So, I am focused squarely on that.

Ron Chez:

With respect to the ALLscripts deal that you made where you bought position, are you seeing early results or not that justify that purchase or commitment?

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William J. Febbo:

Absolutely. I'm very excited about that commitment. We've made not only with our partner ALLscripts on the Top 10 EHRs in the country, clients are seeing us as the only source to go to anecdotally one of the—our largest clients big pharma did not want to work directly with ALLscripts for some reason, but now that we're doing it they are absolutely on board too so we're seeing not only commitment from our client base, we're also seeing credibility go up and the sales team is successfully connecting that product to our financial messaging product. So, that gets you up into enterprise pricing and commitments and—so very encouraged Ron, I think that was a good strategic move for us and it will drive revenue.

Ron Chez:

So, with respect to some understanding there, what would you save the revenue from that particular service would be in the period ending 12/31/16 ball park?

William J. Febbo:

We don’t give numbers but we did—you can look last year we did about $400,000—$300,000 very little insignificant I see 3X that for this year and I see 3X for that next year.

Ron Chez:

Okay. So, significant growth?

William J. Febbo:

Yes.

Ron Chez:

It's working well right now?

William J. Febbo:

Yes.

Ron Chez:

You're satisfied with the sales hires that you've made within reason?

William J. Febbo:

Yes, and as a matter of fact just before this I interviewed another person who was tremendous and I think we're going to start getting a nice talent pool here because we do have a differentiated value prop.

Ron Chez:

To your—to the prior caller to Jon who talked about added SG&A, you are mindful of leveraging SG&A one would assume?

William J. Febbo:

Absolutely. I'm a cash flow trained guy. So, we watch the cash and Doug always keeps me in-line.

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Ron Chez:

Always, uh?

William J. Febbo:

Well almost always.

Ron Chez:

It would seem like there ought to be as you talked about a path at some point in time the $27 million and $6 million of EBITDA it would be nice to show how you get and deliver how you get to $15 million to demonstrate that you all know what you're doing there.

William J. Febbo:

That’s right. I couldn't agree more.

Ron Chez:

Okay. All right. Thank you.

William J. Febbo:

Thanks, Ron. Have a good night.

Operator:

As reminder that is star, one to ask a question. Our next question comes from Graham Jervis, Private Investor.

Graham Jervis:

Hello, Will and Doug.

William J. Febbo:

Hi, Graham.

Graham Jervis:

Is there any progress on the veterinary side or is that dead in the water?

William J. Febbo:

No, good question. I’ve a group looking at it. I think it's a little early the market is not quite ready for the deliverable but they are—we have very good conversations going on with a couple key players but it is as Jim Kennedy highlighted you can't do everything and so we've really focused our efforts on pharmaceutical companies, human drugs, and increased channel distribution.

I do have a consultant that is tremendous in the animal health space that not much cost and he's really pioneering and Dave Herald (phon) is also helping us in that area and it's something he had started. So, nothing to report, not dropped, but not a high priority.

Graham Jervis:

Okay. As we comeback (inaudible)?

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William J. Febbo:

So, getting a little bit more color on that they are not back online yet but we do have a new contract into them. I anticipate them coming back online in '17. We’re also just we're not just waiting for that we're also in discussions with two or three others in those therapeutic areas. So, I would think in ‘17 we can bring that access back to our clients which was significant that was you know a $1 million plus a year in revenue. So, we are definitely staying on it.

Graham Jervis:

Okay, any progress about PCO. I think you (inaudible) PCO?

William J. Febbo:

We have a—when I brought on Brian Dhillon (phon) as SVP of Strategy and Product, he has launched and built several product companies inside this space, and so right now I have our VP of Engineering and two other engineers reporting in to him. I think given the product—we know our products suite; we know what we can and can't do. We have a good team right now for that. If we start to see traction in all those and want to do another round of investing next year in new product we may need to amp that up but for now we're okay.

Graham Jervis:

Okay. I know you guys really watch your stuff, boy (inaudible) it would be nice (inaudible) to buy in the market or maybe using cash (inaudible) a buyback. I'm did actually more (inaudible) so I'm confident.

William J. Febbo:

Thank you, Graham. Company our size the buyback is pretty difficult, we will always look at those and uplifting and any other type of strategic consideration that drives value of the shareholder. So yes, we do watch it and we've got help and I speak do investors frequently so we'll keep doing them.at

Graham Jervis:

Okay. Maybe to your corporate profile, May 2016 I think is on the site. Okay that’s it.

William J. Febbo:

Yes, got it. Thank you, Graham.

Operator:

We will take our final question from Ron Chez, Private Investor.

Ron Chez:

I forgot to ask you, you mentioned generic opportunity there?

William J. Febbo:

Yes, we are assessing multiple partners and I would anticipate in Q1 we'll have an announcement around that. It's—we need to make sure we approach that market well given that we're dealing with retail products and those two don't always cooperate with each other but it's in line with what we've done our tests with various partners. We like one in particular, we're not done closing that yet but we will be and will announce it and I think it will just again it will facilitate more financial assistance to the patients that need it and I think the physicians will appreciate it. Our channel partners will appreciate it.

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Ron Chez:

So, now the story is essentially the same, is it not?

William J. Febbo:

It is.

Ron Chez:

Yes, go ahead, I'm sorry.

William J. Febbo:

Yes, Ron, it is its same workflow, point of care, financial assistance. Yes, you’re right.

Ron Chez:

Last thing I would like you to make sure that there is intense focus on the couponing as the bell weather is the leader of this effort.

William J. Febbo:

Absolutely. I am focused on it. I think we've got our core product with good data behind it. I promise you the team is on that; we will grow that next year and this messaging I'm pretty excited about as well.

Ron Chez:

Okay. Thank you.

Operator:

At this time this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Febbo. Sir, please proceed.

William J. Febbo:

Thank you. This was best call yet. I know it's never good to see when you put your money at risk down quarter. I take that on my shoulders, the team is focused on reversing that and having a very good Q4 and '17. So, stay tuned. You know you can always reach out, I am very accessible and really appreciate your continued support. Have a good night.

Operator:

I would like to remind everyone that this call will be available for replay starting later today. Please refer to today's press release for dial-in replay instructions. A webcast replay will also be available via the Company's website at www.optimizerxcorp.com. Thank you for joining us today. You may now disconnect.

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